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                                                                    EXHIBIT 10.4

                          DATA CONTRIBUTION AGREEMENT


         THIS DATA CONTRIBUTION AGREEMENT (the "Agreement") is entered into as of the 20th day of August, 1999, between Trader Publishing Company, a Virginia general partnership ("Trader"), and AutoConnect, L.L.C., a Delaware limited liability company ("ATC").

                                   RECITALS:

         A. Trader and ATC are parties to a separate Contribution Agreement and separate License Agreement, each dated as of the date of this Agreement, pursuant to which Trader has contributed certain assets and licensed certain rights to ATC, and ATC has agreed to perform certain obligations with respect to the contributed assets and licensed rights.

         B. As an integral part of the contribution and licensure, Trader and ATC desire to establish the terms upon which Trader and ATC will each perform certain obligations and provide certain data related to the business of the other party.

         C. Contemporaneously with the execution of this Agreement, ATC will change its name to AutoTrader.com LLC.

         In consideration of the mutual covenants contained herein, in the Contribution Agreement and in the Related Agreements (as defined in the Contribution Agreement) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       DEFINED TERMS

         The following capitalized terms, when used in this Agreement, shall have the meanings set forth in this Section 1:

         Advertisement - any advertisement used on the ATC Sites or other world wide web sites, including banner advertising, as well as any other type of advertising.

         ATC - AutoTrader.com LLC (including AutoConnect, L.L.C. before its anticipated name change) and its successors and assigns.

         ATC Ancillary Sites - Any world wide web sites maintained by ATC other than the ATC Main Sites and ATC Co-Branded Sites.

         ATC Co-Branded Sites - Any co-branded versions of the ATC Main Site that contain Automotive Data.

         ATC Competitors - competitors of ATC in the Business, which shall be deemed to include Autobytel.com, AutoVantage, Autoweb.com, Carpoint, cars.com, Classified2000, Cobalt Group, and Yahoo! and any other web sites that engage in the Business and that, at the relevant

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time, are among the top 10 sites (as measured by monthly page views) in any category that is comprised primarily of the Business.

         ATC Main Site - the world wide web site maintained by ATC as of the date of this Agreement under the domain name autoconnect.com and its successor site, which will be operated under the domain name autotrader.com.

         ATC Marks - all trademarks, service marks, trade names, URLs and logos that are associated with ATC or the ATC Sites other than the Licensed Marks.

         ATC Sites - the ATC Main Site, ATC Ancillary Sites and ATC Co-Branded Sites.

         Automobiles - "Automobile" means any and all automobiles and light trucks (including pickups, minivans and sport utility vehicles). "Automobile" shall not include: (i) any specialty, antique/collector's, exotic or muscle/high performance cars, cars more than twenty (20) years old, motorcycles, or related equipment, or (ii) airplanes, large trucks, heavy equipment, RVs, boats, yachts or related equipment. However, for the purposes of determining ATC's compliance with the restrictions contained in Section 3.8,
(x) the Company's web site may carry incidental listings for specialty, antique/collector's, exotic or muscle/high performance cars, cars more than twenty (20) years old, motorcycles and related equipment from buyers and sellers other than the originators of FSBOs, (y) the Company's web site search engine parameters may permit end users to search for such vehicles and related equipment, so long as the Company has not actively solicited such listings or created a subsite or separate area on its web site specifically relating to such vehicles and related equipment, and (z) the Company's web site may carry listings for, and the Company may solicit listings for, Dual Category Vehicles.

         Automotive Data - (a) with respect to Trader, data, including photographs, of the types listed on Schedule 1.1, that is related to Automobiles and that has been published by Trader in its Automotive Magazines;
(b) with respect to ATC, data, including photographs, related to Automobiles and that is collected by ATC or that is provided to ATC by Trader, Manheim, ADP or other parties; (c) with respect to any other Person, data, including photographs, related to Automobiles and that is collected by such Person from its customers.

         Automotive Magazines - the print magazines published by Trader and related primarily to Automobiles and Automotive Data. The current Automotive Magazines are listed on Schedule 1.2.

         Business - the aggregation of Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles, and other lawful activities that are reasonably incident or ancillary to that purpose (such incidental and ancillary activities may include, for example, Automobile-related e-commerce, auctions and advertising). The Business of ATC initially shall involve the aggregation of Automotive Data for used Automobiles, although the Business may be extended in the future to involve the aggregation of Automotive Data for new Automobiles.

         Complaining Party - See Section 5.1.

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         Contribution Agreement - the Contribution Agreement to which Trader and ATC are parties, dated as of August 20, 1999.

         Control - the possession by any Person or related group of Persons, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, partnership interests, or membership interests, by contract or otherwise.

         Data - Automotive Data, Other Vehicle Data and/or Other Data, as the context requires.

         Dealer Sites - the individual world wide web sites or sub-sites developed by Trader prior to the date of the Agreement, and/or maintained or developed by ATC before and/or after the date of the Agreement, for individual Automobile dealers and/or dealer groups.

         Dual Category Vehicles - See Section 2.4(b).

         FSBO - individual "for sale by owner" advertisements submitted to ATC for inclusion on the ATC Main Site and the ATC Co-Branded Sites.

         Impression - the loading or other display to a user of a world wide web page or comparable means of display that causes an Advertisement to be served to the user.

         License Agreement - the License Agreement between Trader and ATC, dated as of August 20, 1999.

         Licensed Marks - all trademarks, service marks, trade names, URLs and logos that are licensed by Trader to ATC pursuant to the terms of the License Agreement.

         Manheim - Manheim Auctions, Inc., a Delaware corporation.

         Manheim Agreement - the Data Contribution Agreement between Manheim and ATC dated as of August 20, 1999.

         Other Data - data, including photographs, related to categories of information other than Automotive Data or Other Vehicle Data with respect to which Trader publishes Other Magazines and/or maintains an online presence, including but not limited to general merchandise, all terrain vehicles, airplanes, boats, yachts and related equipment.

         Other Magazines - the print magazines published by Trader other than the Automotive Magazines.

         Other Vehicle Data - data, including photographs, relating to Other Vehicles.

         Other Vehicles - specialty, antique/collector's, exotic and muscle/high performance cars, cars more than twenty (20) years old, motorcycles, large trucks, recreational vehicles, and related equipment.

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         Person - Any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust or unincorporated organization, or any other entity.

         Related Agreements - the "Related Agreements" as defined in the Contribution Agreement.

         Responding Party - See Section 5.1.

         Subsidiary - Any person under the Control of the specified person.

         Trader - Trader Publishing Company and its successors and assigns.

         Trader Competitors - competitors of Trader in the print publication of Automotive Data, Other Data and/or Other Vehicle Data, or in the online provision of Other Data and/or Other Vehicle Data. Trader's competitors in the online provision of Other Data and/or Other Vehicle Data shall be deemed to include the persons listed on Schedule 1.3 and any other web sites that compete with the Trader Sites and that, at the relevant time, are among the top 10 web sites (as measured by monthly page views) in any category that is comprised primarily of one or more categories of the Other Data and/or Other Vehicle Data.

         Trader Dealer Contracts - the agreements between Trader and Trader Dealers that are the subject of an assignment by Trader and an assumption by ATC under the terms of the Contribution Agreement.

         Trader Dealers - the Automobile dealers with which Trader has a business relationship, or for which Trader is furnishing Automotive Data to ATC and/or transferring responsibility for a Dealer Site to ATC.

         Trader Marks - all trademarks, service marks, trade names, URLs and logos that are associated with Trader, the Trader Sites, the Automotive Magazines or the Other Magazines, other than the Licensed Marks.

         Trader Sites - the world wide web sites and other means of online presence maintained by Trader.

         Transition Period - See Section 4.2.

         Upcharges - See Section 2.4(b).

2.       TRADER AGREEMENTS

         2.1.     Contribution of Automotive Data to ATC.

                  (a) Contemporaneously with the execution of this Agreement and pursuant to the Contribution Agreement, and subject to appropriate consents, Trader will contribute all of the then existing Automotive Data in its aggregated database to ATC. Thereafter, subject to appropriate consents, Trader will contribute, transfer, assign and deliver its Automotive Data to

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ATC from its aggregated database on a daily basis according to a schedule to be established by agreement between the parties, such that each listing contributed to or gathered by Trader is provided to ATC in the specified format, together with any photographs or other data, within 24 hours of publication and distribution by Trader of the applicable Automotive Magazine. Trader will use commercially reasonable efforts to obtain any consents of third parties required to carry out its obligations under this Section 2.1(a).

                  (b) Trader and ATC will cooperate to determine the technical format and means of transmission of the Automotive Data. If ATC desires that Trader change its method of transmission or any other technical aspect of the contribution of the Automotive Data to ATC, ATC will consult with Trader regarding the change, give Trader reasonable advance notice of the requested change, provide Trader with the technical assistance necessary to implement the change, and make commercially reasonable efforts to insure that Trader is able to implement the change without material additional expense to Trader.

                  (c) During the Transition Period, ATC will provide Trader with the assistance necessary to convert Trader's Automotive Data to a format that will allow ATC to use the Automotive Data on the ATC Sites.

         2.2.     Transition of Trader Dealer Relationships.

                  (a) Upon execution of this Agreement and the Contribution Agreement between the parties of even date, Trader will contribute, transfer, assign and deliver all of its existing Trader Dealer Sites and Trader Dealer Contracts to ATC. Trader will use commercially reasonable efforts to transfer Trader Dealer relationships to ATC, and ATC will use commercially reasonable efforts to assume the Trader Dealer relationships from Trader, as soon as reasonably possible, but in no event later than September 1, 1999.

                  (b) During the Transition Period, Trader will cooperate with ATC in the transition of existing Dealer Sites to hosting and servicing by ATC, as well as the transitioning of other aspects of Trader's online relationships with the Trader Dealers under the Trader Dealer Contracts. Until the transition of each Dealer Site is completed, Trader will continue to host and maintain such Dealer Site, will continue to bill the applicable Trader Dealer for the services provided under the applicable Trader Dealer Contract, and will be entitled to retain all hosting and maintenance fees related to that Trader Dealer. Upon completion of the transition for each Dealer Site, ATC will assume responsibility for hosting and servicing that Dealer Site in accordance with the terms of the applicable Dealer Contract and for billing the applicable Trader Dealer for the services provided under the applicable Trader Dealer Contract. Upon completion of the transition for each Dealer Site, Trader will also pay ATC a pro rata share of all revenue actually collected by Trader with respect to the services provided or to be provided under the Dealer Contracts during the month in which the transition is completed, such share to be in proportion to the number of days remaining in the month following completion of the transition. After the Transition Period, Trader will remit to ATC on a monthly basis any payments received by Trader for the services provided by ATC under the Dealer Contracts, and ATC will remit to

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Trader on a monthly basis any payments received by ATC for the services provided by Trader under the Dealer Contracts prior to the completion of the transaction.

         2.3. Trader Promotion of ATC. In consideration of ATC's agreements as set forth in Section 3.4, Trader will provide the following promotional consideration to ATC:

                  (a) Trader will prominently feature the domain name www.autotrader.com on the cover of each of its Automotive Magazines (other than its Auto Mart magazines, which will instead prominently feature the domain name www.automart.com). The domain name shall be deemed prominently featured if it is printed in a size, location, and prominence reasonably comparable to the size, location and prominence Trader has typically afforded the traderonline.com domain name on the cover of such magazines. An example is shown on Schedule 2.3(a).

                  (b) Trader will prominently feature the domain name www.autotrader.com in the top folio on each page of each Automotive Magazine (other than its Auto Mart magazines, which will instead feature the URL www.automart.com). The domain name shall be deemed prominently featured if it is printed in a size, location, and prominence reasonably comparable to the size, location and prominence Trader has typically afforded the traderonline.com domain name on the top folio of such magazines. The parties acknowledge that Trader is in the process of redesigning its Automotive Magazines to accommodate the inclusion of a top folio on each page, and that Trader's obligation under this Section 2.3(b) will come into effect as to each Automotive Magazine upon the completion of its redesign. This redesign will be completed within sixty (60) days of the date of this Agreement.

                  (c) Trader will provide ATC an average of one page (in magazines with fewer than 160 pages) or two pages (in magazines with more than 159 pages) of black and white advertising of ATC in each Automotive Magazine. These pages may consist of a combination of modular ads that in the aggregate cover the required number of pages. The advertising may be used solely to promote the ATC Sites. Trader's compliance with this agreement will be measured on a rolling two-month basis.

                  (d) Trader will mention the URL www.autotrader.com in the bottom folio of no fewer than one-quarter of the pages in its Other Magazines that are devoted primarily to specialty, antique/collector's, exotic and muscle/high performance cars.

                  (e) Trader will promote ATC through the inclusion of a tab on the present configuration of the home page of the Trader Site located at www.traderonline.com, and through a link on that home page in the form shown on
Schedule 2.3(e). Trader will also include links to the ATC Sites throughout portions of the Trader Site located at www.traderonline.com that are devoted primarily to Other Vehicles. If Trader changes the present configuration of the home page of the Trader Site located at www.traderonline.com, Trader will provide ATC with links on the new home page that are of comparable value, function and prominence (taking into account changes in the customary types of links and navigation tools used on world wide web sites from time to time) as the links required by this Section.

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                  (f)      Trader will cooperate with ATC in developing
additional barter relationships pursuant to which Trader and ATC will provide each other with Advertising opportunities on an Impression-for-Impression basis. These barter Advertisements will be in addition to the Advertisements otherwise to be provided to Trader as required by Section 3.4(b).

                  (g) Trader will include within the Trader Sites search capabilities for customers using those web sites that will cause users of the Trader Sites who enter search terms relating to Dual Category Vehicles, in addition to yielding listings drawn from Trader's database to generate a link to the ATC Main Site with instructions that the user may find additional matching listings on the ATC Main Sites. In addition, Trader will use commercially reasonable efforts to include within the Trader Sites search capabilities for customers using those web sites that will cause users of the Trader Sites who enter search terms relating to other Automobiles to generate a link to the ATC Main Site with instructions that the user may find matching listings on the ATC Main Site.

                  (h) Following the execution of this Agreement, Trader will use commercially reasonable efforts, where appropriate in its future communications with providers of Other Vehicle Data, to notify dealers and other providers of Other Vehicle Data of the opportunity to provide their Automotive Data to ATC. If these communications will include promotional material regarding ATC or the ATC Sites, ATC will provide Trader with a sufficient number of copies of such promotional material.

         2.4.     AutoTrader Order Page.

                  (a) Trader will create, host and maintain one or more world wide web pages through which each originator of a FSBO or other customer desiring to order an Automotive listing online through the ATC Sites may submit their Automotive Data through Trader. The initial world wide web page through which such listings may be placed (the "AutoTrader Order Page") will be designed by Trader to have the look and feel of the ATC Sites, will offer each customer an opportunity to combine its request for an online listing with a request for a print listing in Trader's Automotive Magazines and/or Other Magazines, and will be consistent with the procedure for requesting a print listing maintained on the Trader Sites prior to the date of this Agreement. Trader may update the AutoTrader Order Page and related pages from time to time in order to facilitate the integration of the Data submission process with Trader's databases and to improve the implementation of print listings. ATC may direct Trader to update the ATC Order Page and related pages from time to time in order to facilitate the integration of the Data submission process with ATC's databases and to improve the implementation of online listings. The initial AutoTrader Order Page and each update shall be subject to the reasonable approval of ATC, as to both design and functionality. ATC will also be entitled to direct Trader from time to time to change the format of the AutoTrader Order Page. Trader will continue to host and maintain the AutoTrader Order Page throughout the term of this Agreement. Trader will ensure that the typical performance and other delivery characteristics (e.g., delivery time, rendering time, and uptime) of the AutoTrader Order Page are comparable to the typical average page performance and other delivery characteristics throughout the ATC Main Site.

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                  (b)      The AutoTrader Order Page will be designed in such a
way that (i) the submission of Automotive Data generates a listing on the ATC Sites only, (ii) the submission of Other Vehicle Data for Other Vehicles that are specialty, collector's, exotic or muscle/high performance cars will generate a listing on each of the applicable ATC Sites and Trader Sites, if the parties agree that such cars ("Dual Category Vehicles") should reasonably be deemed to be included both within the definition of "Automotive" and the definition of "Other Vehicles" under this Agreement, (iii) the submission of other Other Vehicle Data or Other Data will generate a listing on the Trader Sites only.

                  (c) Trader will be responsible for billing and collection with respect to all customers that purchase enhanced listings and other upcharge services related to their online Automotive listings on the ATC Sites through the AutoTrader Order Page, and will pay ATC all amounts collected that relate to such enhanced listings and upcharge services (collectively, "Upcharges") within ten (10) days following the end of each calendar month. ATC will be entitled to change the amounts charged as Upcharges by giving notice to Trader of any changes. Trader will be compensated for its responsibilities pursuant to this Section 2.4 by an amount equal to ten percent (10%) of all Upcharges (net of applicable taxes), which Trader may deduct and retain from the amounts paid to ATC.

                  (d) Not more often than once during any twelve (12) month period, ATC shall have the right to audit Trader's payments to ATC. The audit will be at ATC's expense, provided that if the audit reveals an underpayment by Trader of more than five percent (5%), (i) Trader will bear the cost of the audit, and (ii) ATC will be entitled to exercise its audit right a second time during the twelve (12) month period that includes the first audit.

                  (e) If Trader has failed in a material respect to fulfill its obligations under Sections 2.4(a) and (b), ATC may give notice to Trader describing the failure. If Trader has not cured the failure within thirty (30) days after the notice has been given (or if the failure cannot be cured within such thirty (30) day period, and Trader is diligently pursuing a cure, within a reasonable period of time, not to exceed ninety (90) days, after the notice has been given), ATC may give a further notice to Trader of its election to terminate Trader's obligations under Sections 2.4(a) and (b). Such termination will be effective on the date specified in the notice, which shall not be sooner than sixty (60) days after the notice is given. From and after the effective date of the termination, (i) ATC will have the obligation to perform the obligations of Trader under Sections 2.4(a) and (b), and (ii) ATC will be obligated to continue to provide to Trader all services and functionality made available to Trader prior to the termination in connection with the hosting and maintenance by Trader of the AutoTrader Order Page.

                  (f) If ATC terminates Trader's obligation under Sections 2.4(a) and (b), then from and after the effective date of the termination, the AutoTrader Order Page will contain links to the Trader Sites offering the originators of FSBOs and other customers the opportunity to order print listings in Trader's Automotive Magazines and Other Magazines. Trader will be responsible for billing and collection with respect to all customers that purchase listings in any of the Automotive Magazines or Other Magazines through such links.

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         2.5.     Trader Restrictions.

                  (a) Trader will not maintain a consumer-oriented world wide web site containing Automotive Data (other than on an incidental basis as part of its general solicitation of Other Vehicle Data and Other Data), nor will it provide Automotive Data to any other Person for display to consumers on the world wide web.

                  (b) Trader will not include advertising from any ATC Competitor in any of the Automotive Magazines promoting a product or service competitive with the products or services being made available by ATC that aggregates Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles.

                  (c) Trader will not resell any data received by it from ATC without the prior written consent of ATC and an agreement with ATC as to the compensation of ATC therefor.

                  (d) Trader will not exhibit or display in the Automotive Magazines any content (including advertising) that is adult-themed or related to "get-rich-quick" or similar schemes.

                  (e) Notwithstanding the restrictions contained in Sections 2.5(a), (b) and (c):

                           (i)      Trader may sell its pricing Data to any
party without restriction;

                           (ii)     Trader may use Data received from ATC or
Manheim in connection with its print magazines and non-Automotive Trader Sites, provided that Trader may not incorporate any of the Data received from ATC or Manheim into any price guide (e.g., a print or online publication that purports to report the value of Automobiles, for example, make, model, year and vehicle condition);

                           (iii)    Trader will not be restricted from promoting
or advertising any auction site on the world wide web or other online media (including auctions for Other Vehicles) so long as the promotion or advertising is not for the online auction of Automobiles;

                           (iv)     Although Trader will not maintain or
participate in any Automobile auction site on the world wide web or other online media, Trader will not be restricted from maintaining or participating in any auction site on the world wide web or other online media (including auctions for Other Vehicles) so long as any such auction site carries only incidental listings for Automobiles and Trader has not actively solicited such Automobile listings or created a subsite or separate area on the auction site specifically relating to the auction of Automobiles; and

                           (v)      If Trader invests in or acquires another
business or entity after the date of this Agreement, Trader or that entity may continue to engage in or conduct the business of that business or entity after the investment or acquisition, including any natural growth and/or expansion thereof; provided, however, that Trader will not (A) invest in or acquire an ownership

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share of Autobytel.com., AutoVantage, Autoweb.com, Carpoint, cars.com,
Classified2000, Cobalt Group, and Yahoo! or any other web sites that engage in the aggregation of Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles, and that, at the relevant time, are among the top 10 sites (as measured by monthly page views) in any category that is comprised primarily of the aggregation of Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles, or (B) invest in or acquire any other ATC Competitor that as of the date of the acquisition, derives more than twenty-five percent (25%) of its gross revenue from the aggregation of Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles. However, Trader shall not be prohibited by the foregoing restriction from acquiring any assets of any business or entity that do not relate (x) to the aggregation of Automotive Data for Internet publication and consumer use as part of an Internet consumer shopping and information service for buyers and sellers of Automobiles, or (y) to the auction of Automobiles (except for incidental listings of Automobiles, so long as Trader does not create a subsite or separate area specifically relating to the auction of Automobiles in connection with such acquisition).

3.       ATC AGREEMENTS

         3.1. Use of Trader Automotive Data. ATC will include and display within the ATC Main Site and the ATC Co-Branded Sites, in the same manner as it includes ATC's other Automotive Data, the listings and photographs comprising all of the Automotive Data provided to ATC by Trader. All listings will be made available on the ATC Main Site and the ATC Co-Branded Sites within twenty-four
(24) hours after they are transmitted to ATC, will include all Data supplied by Trader, and will include color photographs where color photographs have been made available to ATC by Trader. ATC will not charge Trader any fee or other charge for placing the Automotive Data on any ATC Site, and will not charge the originators of any FSBO that places a print advertisement in the Automotive Magazines (or with respect to Other Vehicles, in the Other Magazines) or any other Person that places a print advertisement in the Automotive Magazines or Other Magazines, any fee or other charge (other than Upcharges) for posting a corresponding listing on any ATC Site.

         3.2.     Use of ATC Name.

                  (a) Throughout the period ending on the earlier of twenty (20) years following the date of this Agreement or the date of termination by Trader of the License Agreement, (i) ATC will continue to use the URL www.autotrader.com as the predominant URL for the ATC Main Site, (ii) all promotion by ATC of the ATC Main Site will feature the domain name www.autotrader.com as the predominant domain name of the ATC Main Site, and
(iii) all promotion by ATC of the ATC Co-Branded Sites will prominently feature the name AutoTrader.com.

                  (b) Throughout the period ending on the earliest of (i) twenty (20) years following the date of this Agreement, (ii) the date of termination by Trader of the License

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Agreement, or (iii) the date of termination by Trader of this Data Contribution
Agreement, ATC will maintain an active ATC Co-Branded Site under the domain name www.automart.com such that the Automotive Data available on the ATC Main Site is also available under the domain name www.automart.com.

         3.3.     Provision of Data to Trader.

                  (a) ATC will provide Trader with electronic access to its database (including its archives) of Automotive Data, as well as any Other Vehicle Data or Other Data that is available to ATC from time to time, and grants Trader a non-exclusive license to use such Data, subject to the terms of this Agreement. However, ATC will be permitted to exclude any Data (i) that is received from ADP that ATC is contractually required to exclude or (ii) that is received from parties other than Manheim or Trader and subject to contractual restrictions that prevent ATC from providing the Data to Trader.

                  (b) ATC will use commercially reasonable efforts to obtain the right to redistribute such Data to Trader, and will include in its standard form contracts provisions authorizing it to do so. ATC's commercially reasonable efforts shall not require the payment by ATC of additional consideration or require ATC to make additional material contractual concessions to obtain such rights, and ATC shall have the right to delete provisions authorizing Trader's access when requested to do so in the course of contract negotiations.

         3.4. ATC Promotion. In consideration of Trader's agreements set forth in Section 2.3, ATC will provide the following promotional consideration to Trader:

                  (a) All Automobile listings on the ATC Sites that use Automotive Data provided by Trader will be branded on both the vehicle detail page and in any e-mail message to sellers or buyers that relate directly to such listings. The branding will include the name of the Automotive Magazine from which the Automotive Data was derived, and will take the form shown on
Schedule 3.4(a).

                  (b) ATC will use commercially reasonable efforts to promote Trader with Advertisements throughout the ATC Sites, including but not limited to the following:

                           (i)      The Advertisements made available to Trader
will include fifteen percent (15%) of all unsold Advertisement Impressions on the ATC Sites, but in no event less than five percent (5%) of the total Advertisement Impressions on the ATC Sites. ATC's compliance with this commitment will be measured on a rolling two-month basis.

                           (ii)     The Advertisements provided pursuant to this
Section 3.4 may include Advertisements for the Trader Sites and the Automotive Magazines as well as the Other Magazines, as determined in Trader's sole discretion. Trader and ATC will cooperate to establish the method of rotating these Advertisements.

                  (c) ATC will cooperate with Trader in developing additional barter relationships pursuant to which ATC and Trader will provide each other with Advertising opportunities on an Impression-for-Impression basis. These barter
Advertisements will be in addition to the Advertisements otherwise to be provided to Trader as required by Section 3.4(b).

                  (d) ATC will promote the Trader Sites on the ATC Sites through (i) a "box" that will include a graphical link above the fold and a set of hypertext links on the bottom of the home page of the ATC Main Site and (ii) a navigation bar link, and a set of hypertext links on the bottom of each page throughout the ATC Main Site, all as shown on the present configuration of that home page on Schedule 3.4(d). ATC will include comparable links on each ATC Co-Branded Site. If ATC changes the present configuration of the home page of the ATC Site located at www.autotrader.com, ATC will provide Trader with links or other navigation tools on the new home page that are of comparable value, function and prominence (taking into account changes in the customary types of links and navigation tools used on world wide web sites from time to time) as the links required by this Section 3.4(d).

                  (e) ATC will include within the ATC Sites search capabilities for customers using those web sites that will cause users of the ATC Sites who enter search terms relating to Dual Category Vehicles, in addition to yielding listings drawn from ATC's database, to generate a link to the appropriate Trader Site with instructions that the user may find additional matching listings on the Trader Site. In addition, ATC will use commercially reasonable efforts to include within the ATC Sites search capabilities for customers using those web sites that will cause users of the ATC Sites who enter search terms related to other Other Vehicles to generate a link to the appropriate Trader Site with instructions that the user may find additional matching listings on the Trader Site.

                  (f) ATC will use commercially reasonable efforts to promote Trader with Advertisements and appropriate links throughout the Ancillary Sites.

         3.5.     Dealer Relationships.

                  (a) ATC will perform in all material respects the obligations it has assumed under the Trader Dealer Contracts. ATC will use commercially reasonable efforts to maintain and enhance the relationships established by Trader with the Trader Dealers. If ATC becomes aware of a claim by any Trader Dealer of a breach by ATC of the obligations ATC has assumed under the Trader Dealer Contracts, ATC will promptly give notice to Trader of the claimed breach, and give Trader the option to participate in any resolution of the breach. Similarly, if a dispute between ATC and a Trader Dealer is threatening the continued relationship between ATC or Trader and the Trader Dealer, ATC will promptly notify Trader of the nature of the dispute, and give Trader the option to participate in any resolution of the dispute.

                  (b) ATC will use commercially reasonable efforts to resolve all disputes of the type identified in Section 3.5(a).

         3.6.     Customer Service.

                  (a) ATC will use commercially reasonable efforts to provide customer service to the Trader Dealers in a professional manner consistent with prevailing industry standards.

ATC will also use commercially reasonable efforts to provide customer service professional manner consistent with prevailing industry standards to the originators of FSBOs and to other Trader customers whose Automotive Data is included on the ATC Sites. ATC's customer service obligations will include the measures described on Schedule 3.6.

                  (b) If ATC receives a complaint from the originator of a FSBO or another Trader customer that relates to the Automotive Magazines or Other Magazines, ATC will promptly (within one (1) business day) refer the complaint to a designated representative of Trader. Similarly, if Trader receives a complaint from the originator of a FSBO or another ATC customer that relates to the ATC Sites, Trader will promptly (within one (1) business day) refer the complaint to a designated representative of ATC.

         3.7.     Magazine Listings.

                  (a) As described in Section 2.4(a), contemporaneously with the execution of this Agreement, ATC will implement a means by which each originator of a FSBO or other customer desiring to order an Automotive listing through the ATC Sites is directed to the AutoTrader Order Page. Each page of the ATC Sites will include a prominent button that clearly offers an originator of a FSBO or other customer the means to list his/her Automobile for sale. Each such button will direct the customer to the AutoTrader Order Page, or to an appropriate successor page.

                  (b) On each page within any of the ATC Sites on which customers may submit Automobile listings for posting to such site (whether on the AutoTrader Order Page described in Section 2.4, above, or in a successor area maintained by ATC), ATC will offer customers a corresponding print listing in an appropriate Automotive Magazine or Other Magazine.

                  (c) Following the execution of this Agreement, ATC will use commercially reasonable efforts, where appropriate in its future communications with Automobile dealers and other providers of Automotive Data, to notify dealers and other providers of Automotive Data of the opportunity to purchase listings in the Automotive Magazines and Other Magazines. If these communications will include promotional material regarding Trader, the Trader Sites, the Automotive Magazines or the Other Magazines, Trader will provide ATC with a sufficient number of copies of such promotional material. ATC will also provide Trader on a periodic basis with a list of the dealers from which ATC obtains Automotive Data.

         3.8.     ATC Restrictions.

                  (a) ATC will not resell or redistribute any of the Automotive Data provided by Trader, without the consent of Trader and an agreement with Trader as to the compensation of Trader therefor. ATC will promptly refer to Trader all inquires from third parties relating to the purchase or use of all or part of Trader's Automotive Data. ATC agrees to use commercially reasonable efforts to design and maintain the architecture of the ATC Sites so as to minimize the ability of third parties to extract Automotive Data from the site in large quantities within short periods of time.

                  (b) ATC will not accept advertising from or promote on the ATC Sites any Trader Competitor advertising or promoting a product or service competitive with the products or services made available by Trader, or enter into any relationship with any Trader Competitor that allows the Trader Competitor to advertise or promote its relationship with ATC.

                  (c) Neither ATC nor any ATC Subsidiary will (i) compete with Trader in the publication or other use of Other Vehicle Data or Other Data, through targeted solicitation of listings containing such data, by maintaining a section on any of the ATC Sites that features such Data, or by otherwise actively seeking to make such Data available on the ATC Sites other than on an incidental basis as part of its general solicitation of Automotive Data, or (b) compete with Trader in the print publication of Data.

                  (d) ATC will not exhibit, display, transmit or deliver on the ATC Sites any content (including advertising) that is adult-themed or related to "get-rich-quick" or similar schemes.

                  (e) Notwithstanding the restrictions contained in Sections 3.8(a), (b) and (c), ATC will not be restricted from promoting, advertising, maintaining or participating in any auction sites on the world wide web or other online media so long as such auction site is operated predominantly for the sale of Automobiles.

4.       OTHER MUTUAL AGREEMENTS

         4.1.     Online Sales.

                  (a) Trader and ATC will cooperate to determine ways in which each of their sales forces may promote the products and services of the other to Automotive dealers, including a method by which each party will be entitled to receive lead fees, in an amount to be determined by the parties, for all qualified leads (as defined by the parties) that result in sales of the other party's products or services to dealers within 90 days after that party provides a lead to the other party. Each party will provide, at its expense, all training, support, and software and marketing materials necessary for the other party's sales force to promote its products and services.

                  (b) Trader and ATC will cooperate in the marketing of multi-media advertising services that promote a combination of advertising on the ATC Sites, the Trader Sites, and the Automotive Magazines. Trader and ATC will develop a means of compensating members of their respective sales forces that successfully place national advertising that results in the additional use of the products or services of ATC or Trader, as the case may be.

         4.2. Transition Period. Trader and ATC will each use commercially reasonable efforts to complete the conversion of the Trader Automotive Data and the transfer of the Trader Dealer relationships to ATC no later than September 1, 1999. The last day of the "Transition Period" shall be the date on which Trader and ATC agree that the conversion and transition have been completed.

         4.3. Advertising. Except as otherwise provided in this Agreement, each party shall have the right to sell all advertisements on its respective world wide web sites, and shall be entitled to retain all revenues generated by the party or its agents with respect to such advertisements.

         4.4. Costs and Expenses. Except as otherwise provided in this Agreement, each party will bear its own costs and expenses incurred in connection with its performance under this Agreement.

         4.5.     License.

                  (a) ATC grants Trader a non-exclusive, non-transferable license to exhibit, display, transmit and reproduce the ATC Marks for the purposes of carrying out Trader's obligations pursuant to Section 2.3 of this Agreement. ATC shall at all times have the right to approve or disapprove Trader's use of the ATC Marks.

                  (b) As more fully described in the License Agreement, Trader grants ATC a non-exclusive, non-transferable license to exhibit, display, transmit and reproduce the Trader Marks, inter alia, for the purposes of carrying out ATC's obligations pursuant to Section 3.4 of this Agreement. Trader shall at all times have the right to approve or disapprove ATC's use of the Trader Marks.

         4.6 Disclaimer of Warranty. ALL DATA PROVIDED BY EITHER PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT IS PROVIDED "AS IS". NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA, AND SPECIFICALLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF ANY KIND OR NATURE WITH RESPECT TO THE ACCURACY OF THE DATA OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR A COURSE OF PERFORMANCE.

         4.7 Stock Options. ATC may, at its own expense, provide special stock options (or similar instruments) for selected Trader executives as incentives for their sales and marketing efforts on behalf of ATC as contemplated in Section 4.1.

5.       DISPUTE RESOLUTION

         The parties intend to minimize the potential for litigation or other formal means of enforcing this Agreement. Accordingly, the parties agree that the dispute resolution procedures set forth below shall be invoked prior to either party instituting legal proceedings against the other.

         5.1 Designation of Dispute. A party (the "Complaining Party") that believes that the other (the "Responding Party") is in breach of this Agreement in any particular, shall deliver written notification to the Responding Party, setting forth in reasonable detail the breach for which the Complaining Party seeks redress, along with a specific request for relief. The Responding Party shall have 10 business days from receipt to provide a written reply. The reply shall contain a response to the allegations contained in the notice or an agreement to provide the relief requested. Upon receipt of the reply, the Complaining Party shall provide written notice to the Responding Party either that the dispute has been resolved satisfactorily or that the Complaining Party is invoking the escalation procedure set forth in Section 5.3.

         5.2 Escalation Procedure. In the event that the parties are unable to resolve a dispute in the manner described in Section 5.1, each party agrees to designate a single representative to attempt to resolve the dispute. Each party's representative shall be a senior executive (the equivalent of a senior vice president or higher) who shall have all necessary authority to bind the party contractually and to resolve the dispute. The designated representatives shall meet for a minimum of eight hours at a location to be mutually agreed upon by the parties, in an effort to resolve the dispute. In the event that mutual agreement regarding the location of such meeting cannot be reached, the meeting will take place at ATC's offices in Atlanta, Georgia.

6.       CO-BRANDED VERSIONS OF THE ATC MAIN SITE

         Trader understands and acknowledges that ATC has created ATC Co-Branded Sites to increase the distribution of its Automotive Data, and that it will continue to operate such ATC Co-Branded Sites (and may operate other ATC Co-Branded Sites) after consummation of the transaction contemplated in the Contribution Agreement. Each ATC Co-Branded Site includes, and will include after the date of this Agreement, content substantially similar to the content of the ATC Main Site, including Trader's Automotive Data. Each ATC Co-Branded Site prominently features the AutoConnect brand, and after the date of this Agreement will feature the AutoTrader.com brand, along with the brand of the appropriate ATC distribution partner (e.g., America Online, Yahoo!, Lycos, Snap!). Except as specifically provided elsewhere in this Agreement, the rights and obligations of the parties with respect to each ATC Co-Branded Site are identical to the rights and responsibilities of the parties with respect to the ATC Main Site, it being understood that following the re-branding of the ATC Main Site, as contemplated herein and in the License Agreement, each such ATC Co-Branded Sites shall prominently feature the AutoTrader brand along with the brand of the appropriate ATC distribution partner. ATC agrees that the Automotive Data will not be included on any ATC Sites other than the ATC Main Site and the ATC Co-Branded Sites.

7.       TERM AND TERMINATION

         7.1. Term. Unless sooner terminated as provided below, the term of this Agreement will expire on August 31, 2009. Upon the expiration of the ten
(10) year term, and each ten (10) year renewal term, this Agreement will automatically renew for successive periods of ten (10) years each unless either party gives notice to the other party, not less than one (1) year prior to the expiration of the then-current term, of its intention not to renew the Agreement.

         7.2.     Termination.

                  (a) This Agreement may be terminated by either party upon a material breach by the other party of its obligation under this Agreement that is not cured by the breaching party within sixty (60) days after notice is given by the non-breaching party. If a breach cannot be cured within the sixty
(60) day period, but the breaching party is diligently pursuing a cure, the cure period shall be extended for a reasonable period of time (not to exceed one hundred twenty (120) days) in order to allow the breaching party to effect the cure.

                  (b) This Agreement may be terminated immediately by Trader by written notice to ATC at any time if the Manheim Agreement has been terminated.

8.       MISCELLANEOUS

         8.1 Representations and Warranties. ATC and Trader each represents and warrants to the other that (i) it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and
(ii) it has the right to grant the licenses granted by it hereunder (subject, to the extent applicable, to the terms of the separate License Agreement between Trader and ATC).

         8.2      Indemnification.

                  (a) ATC and Trader each agrees to indemnify, defend and forever hold the other (and each of its parents, subsidiaries or entities under common ownership or control), and all of their respective present and former officers, members, shareholders, directors, employees, representatives, attorneys, insurers and agents, and its successors, heirs and assigns, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising directly or indirectly out of any breach or alleged breach of its representations and warranties, as set forth in Section 8.2, above, or out of any other breach of this Agreement.

                  (b) A party entitled to indemnification pursuant to this Agreement shall, with respect to any claim made against such indemnified party for which indemnification is available, notify the other party in writing of the nature of the claim as soon as practicable but not more than ten days after the indemnified party receives notice of the assertion of the claim. (The failure by an indemnified party to give notice as provided, above, shall not relieve the indemnifying party of its obligations under this Section 8.2, except to the extent that the failure results in the failure of actual notice and the indemnifying party is damaged as a result of the failure to give notice. Upon receipt of notice of the assertion of a claim, the indemnifying party shall employ counsel reasonably acceptable to the indemnified party and shall assume the defense of the claim. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of counsel by the indemnified counsel has been authorized by the indemnifying party, (ii) the indemnified party has been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of the action (in which case the indemnifying party shall not have the right to direct the defense of the action on behalf of the indemnified party), or (ii) the indemnifying party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section 8.2, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an indemnifying party settle any such action without the written consent of the indemnified party (which consent shall not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party a release from all liability with respect to the claim. Each party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by the other party.

         8.3 Limitation on Liability. Except with respect to indemnification obligations under Section 8.2, above, in the event either party incurs any liability to the other due to any performance or nonperformance of any term of this Agreement, the liability therefor shall be limited to actual damages (actual damages being defined as the actual out-of-pocket damages or losses sustained by the damaged party and excluding indirect, special, consequential, or punitive damages or lost profits).

         8.4 Further Assurances. Each party hereto shall execute and deliver all such other documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement and the transactions contemplated hereby.

         8.5 Non-Disclosure. Neither ATC nor Trader shall disclose to any person or entity, directly or indirectly, without the prior approval of the other, any non-public information relating to the other party obtained by virtue of this Agreement, except on a confidential basis to its business, legal and financial advisors or as required to be disclosed under applicable law or by legal process.

         8.6 Third Parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any employee or creditor of any party hereto, nor any other person not a party hereto.

         8.7 Force Majeure. Neither party shall be deemed in default or otherwise liable under this Agreement due to its inability to perform its obligations by reason of any fire, earthquake, flood, substantial snowstorm, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state or national ordinance or law, or any executive, administrative or judicial order (which order is not the result of any act or omission which would constitute a default hereunder), or any failure or delay of any transportation, power, or communications system or any other or similar cause beyond that party's control.

         8.8 Governing Law/Construction. This Agreement and all matters or issues related thereto shall be governed by the laws of the State of Delaware without regard to its choice of law rules. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

         8.9 Assignment/Benefit and Binding Effect. Neither party may assign its rights and obligations under this Agreement except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing sentence, either party may assign or transfer its rights and obligations under this Agreement in connection with a change in control of the party, or the sale or transfer of all or substantially all of the business or assets of the party, or to any entity under common ownership or control with such party, upon notice to the other party, provided that the assignee agrees to assume all of the assigning party's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.10 Relationship of Parties. Neither this Agreement nor the cooperation of the parties contemplated herein shall be deemed or construed to create any partnership, joint venture or agency relationship between ATC and Trader. Neither party is, nor shall either party hold itself out to be, vested with any power or right to bind the other party contractually or to act on behalf of the other party as a broker, agent or otherwise.

         8.11 Captions/Severability. The captions, section numbers and index appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Agreement, nor in any way affect this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision of this Agreement is determined to be invalid, unenforceable or otherwise illegal, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

         8.12 Waiver. No term or condition of this Agreement shall be deemed waived, and no breach shall be deemed excused, unless such waiver or excuse is in writing and is executed by the party against whom such waiver or excuse is claimed. Except as set forth in this Agreement, all rights, powers and remedies given to the parties under this Agreement are cumulative and not alternative, and are in addition to all statutes or rules of law.

         8.13 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements and representations. Any amendment of this Agreement shall be in writing and signed by both parties.

         8.14 Survival of Termination. The obligations of the parties under this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, Sections 5, 7 and 8) shall survive any such expiration, termination or cancellation.

         8.15 Notices. All notices and other communications hereunder shall be (a) in writing; (b) delivered by telecopy, by commercial overnight or same-day delivery service with all delivery costs paid by sender, or by registered or certified mail with postage prepaid, return receipt requested;
(c) deemed given on the date and at the time shown on the telecopy confirmation of receipt (if delivered by telecopy), on the date and at the time (if recorded) of delivery by the commercial delivery service, as shown in the records thereof (if delivered by commercial overnight or same-day delivery service), or on the date shown on the return receipt (if delivered by registered or certified mail); and (d) addressed to the parties at their addresses specified on the signature page to this Agreement (or at such other address for a party as shall be specified by like notice).

         8.16 Communications. Both parties recognize the value and importance of clear, accurate and consistent public communications regarding the transactions contemplated in this Agreement. Accordingly, the parties shall agree on the timing and the content of any public announcement regarding the cooperative relationship described in this Agreement. In addition, the parties shall jointly prepare written material for use in responding to anticipated questions that each party will likely receive from the press and public about their relationship.

         8.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. The parties may sign facsimile copies of this Agreement which shall each be deemed originals.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                    COMPANY:

                                    AUTOCONNECT, L.L.C.


                                    By:  /s/ Dennis Berry
                                       ----------------------------------------

                                    Name:  Dennis Berry
                                         --------------------------------------

                                    Title:  Member of Management Committee
                                          -------------------------------------

                                    Address for Notices:

                                    1400 Lake Hearn Drive, N.E.
                                    Atlanta, Georgia  30319
                                    Attention:  Victor Perry
                                              ---------------------------------
                                    Facsimile: (404) 843-7412
                                              ---------------------------------
                                    With a copy to:
                                       Manheim Auctions, Inc.
                                    -------------------------------------------
                                       1400 Lake Hearn Drive, N.E.
                                    -------------------------------------------
                                       Atlanta, Georgia 30319
                                    -------------------------------------------

                                    Attention:  G. Dennis Berry
                                              ---------------------------------
                                    Facsimile:  (404) 843-5755
                                              ---------------------------------

                                    TRADER:

                                    TRADER PUBLISHING COMPANY


                                    By:  /s/ Conrad M. Bell
                                       ----------------------------------------
                                    Name:  Conrad M. Bell
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------

                                    Address for Notices:

                                    100 West Plume Street
                                    Norfolk, Virginia  23510
                                    Attention:  Conrad M. Hall
                                    Facsimile:  (757) 640-4001
                                              ---------------------------------

                                    With a copy to:

                                    Landmark Communications, Inc.
                                    150 W. Brambleton Avenue
                                    Norfolk, Virginia 23510
                                    Attention:  Richard F. Barry, III
                                    Facsimile:  (757) 626-3174
                                    Attention:  Guy R. Friddell, III
                                    Facsimile:  (757) 664-2164


                                    With a copy to:

                                    TPI, Inc.
                                    1400 Lake Hearn Drive, N.E.
                                    Atlanta, Georgia 30319
                                    Attention:  Jay Smith
                                              ---------------------------------
                                    Facsimile:  (404) 843-7928
                                              ---------------------------------